UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 7, 2015

ANTHERA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34637	20-1852016
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2015, the Board of Directors (the “Board”) of Anthera Pharmaceuticals, Inc. (the “Company”), on the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Klara A. Dickinson to serve as the Company’s Senior Vice President, Chief Regulatory Officer.

Ms. Dickinson served as Senior Vice President of Regulatory Affairs and Compliance at Hyperion Therapeutics Inc. from October 2007 to July 2014. In that role, Ms. Dickinson led the filing of the NDA and label negotiations for Hyperion Therapeutics’ initial product, RAVICTI® (glycerol phenylbutyrate) Oral Liquid for use as a nitrogen-binding agent for chronic management of adult and pediatric patients ≥2 years of age with urea cycle disorders (UCDs). Prior to Hyperion Therapeutics, Ms. Dickinson spent three years at CoTherix, Inc and was most recently Vice President, Regulatory Affairs and Healthcare Compliance Officer from January 2004 to January 2007.  In that role, Ms. Dickinson led the filing of the NDA and label negotiations for CoTherix’s initial product, Ventavis ® (iloprost) Inhalation Solution.  Prior to CoTherix, Inc., Ms. Dickinson held various positions at biopharmaceutical companies Scios, Inc. and DEY Laboratories, a subsidiary of Mylan, Inc. Ms. Dickinson holds a BS in Biology from the College of Great Falls in Montana and is certified by the Regulatory Affairs Certification Board.

In connection with Ms. Dickinson’s appointment, the Company’s Board of Directors has approved a grant of 80,000 stock options to Ms. Dickinson under the Company’s 2013 Stock Option and Incentive Plan. The options will vest over four years, with 20,000 becoming exercisable upon the first anniversary of the date of grant and the remaining 60,000 in equal monthly installments thereafter.

A copy of the press release announcing Ms. Dickinson’s appointment is filed herewith as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2015	Anthera Pharmaceuticals, Inc.

	By:	/s/ May Liu
May Liu
Senior Vice President, Finance and Administration

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated January 7, 2015